Exhibit 10.2

EXCLUSIVE LICENSE AND DISTRIBUTION AGREEMENT

THIS EXCLUSIVE LICENSE AND DISTRIBUTION AGREEMENT (the “Agreement”) is made as of the 3rd day of August, 2006, by and between REDUCT NV (further called “Company”), a company organised and existing under the laws of Belgium with registered office at Satenrozen la, Box 2, 2550 Kontich, Belgium, and GEOSPAT1AL MAPPING SYSTEMS, INC., a company incorporated under the laws of the state of Delaware, with registered office at 229 Howes Run Road, Sarver, Pennsylvania, USA 16055 (further called “Geospatial”), the Company and Geospatial agree as follows:

1.	Definitions

1.1.	“Affiliate” means an entity controlled by, controlling or under common control with the identified Party.

1.2.	“Company Products” or “Products” means the standardized Pipeline Mapping Systems, as more particularly set forth in Schedule 1 hereof.

1.3.	“Distribution Rights” means the rights granted by the Company to Geospatial in Section 2.4 of this Agreement.

1.4.	“End User” means a person or entity that acquires a Company Product from Geospatial.

1.5.	“License Rights” means the rights granted by the Company to Geospatial in Sections 2.1-2.4 of this Agreement.

1.6.	“Company Patents” (within Territory) means United States patent No. 10/536,006, and any continuation, continuation-in-part, divisional, substitution, extension, registration, confirmation, reissue, reexamination, renewal or like filing of the foregoing patent, and any Canadian or Mexican patents or patent applications that are counterparts to the foregoing patent, and any subsequent patent or patent application in the United States, Australia, Canada or Mexico for an improvement relating to any such inventions.

1.7.	“Marks” means the trade names, logos, trademarks, and service marks set forth on Schedule 1.7 hereto.

1.8.	“Party” means, depending on the context, Company or Geospatial, and “Parties” means the two entities collectively.

1.9.	“Pipeline Mapping System” means all current and future standardized Pipeline Mapping Systems. The main components of a standard Pipeline Mapping System are an Orientation Measurement Unit and Reduction data transfer software and X-Traction data processing software pre-installed on a portable device as listed in Schedule 1.

1.10.	“System Accessories” means accessories and spare parts produced by the Company as listed in Schedule 1, as amended from time to time upon mutual agreement.

1.11.	“Territory” means North America, South America, and Australia.

1.12.	“Transfer” means a sale, license, lease or other form of distribution or transfer.

1.13.	“Intercompany Sales” (IS): includes all cash payments made for Company Products, maintenance fees and accessories and commisioned R&D. Intercompany Sales excludes operational consulting fees, Exclusivity fees taxes, (export) charges, duties, and travel and accommodation reimbursements.,

2.	Grant of Licenses and Distribution Rights

2.1.	The Company pursuant to this Agreement, and subject to the other conditions and restrictions set forth herein (including without limitation Sections 3 and 24), the Company hereby grants to Geospatial, a non- transferable exclusivity throughout the Territory to:

2.1.1.	promote, market, use, display and distribute the Company Products;

2.1.2.	use and provide services using Company Products

2.1.3.	use the Marks.

2.2.	Geospatial may request Reduct to develop additions, adaptations, variations or modifications to the Company Products. The Company retains the right to refuse such request but may grant Geospatial, in writing, permission to have one or more identified third parties develop the specifically requested additions, adaptations, variations or modifications. The Company can decide to standardize customized Company Products.

2.3.	From time to time, Company may review its Company Products portfolio, but Company will use reasonable efforts to supply or support transition to new-generation Company Products.

2.4.	The Company hereby appoints Geospatial as its exclusive distributor of the Company Products in the Territory. Geospatial agrees that it will not, at any time during the term of this Agreement, promote, distribute or sell any other product in the Territory which is sold in competition with any of the Company Products and/or Company Patents. Geospatial agrees that it shall not complement distributors’ or sub-distributors’ existing tools with the Company Products or technology to promote, distribute or sell a product in the Territory which is sold in competition with any of the Company Products or Company Patents. Geospatial may, with written approval of the Company, appoint one or more sub-distributors for the Territory, as it deems appropriate. Geospatial acknowledges it is solely responsible for the conduct and actions of the sub-distributor, and will assure at all times that the sub-distributor operates in accordance with this Agreement

2.5.	Geospatial acknowledges and agrees that it is an independent distributor, and not an agent of the Company, and that Geospatial is assuming all risks associated with and related to its obligations arising out of this Agreement. Geospatial’s compensation will be the difference between the price to be paid to the Company and the price Geospatial will charge for the Products, such price to be determined solely by Geospatial. This compensation is a material and substantial inducement to Geospatial to enter into the Agreement.

3.	Exclusivity

3.1.	Notwithstanding anything in Section 2 of this Agreement to the contrary, the License Rights and Distribution Rights shall be exclusive within the Territory on the condition that, and only for so long as: (i) Geospatial pays the Exclusivity fees as defined in Schedule 3.1 timely, and (ii) Geospatial achieves at least 70% of its Intercompany Sales as defined in Schedule 3.1 hereof; and (iii) the Company is not otherwise entitled to terminate the License Rights or Distribution Rights pursuant to this Agreement; and (iv) all other payments are received on time.

3.2.

On January 15th of each year, starting in 2007, a base Exclusivity fee of € 100.000 ( One hundred thousand Euro) is due. At the latest on December 31st, starting in 2007, the performance based Exclusivity fee settlement conform Schedule 3.1 is due. For 2006, the payment and settlement of the Exclusivity fees is due at the latest on December 31st, 2006.

3.3.

In addition to the annual Exclusivity fee described in article 3.2, Geospatial will pay an additional fee of € 500.000 ( Five hundred thousand Euro), on January 15th, 2007 and an additional fee of € 500.000 ( Five hundred thousand Euro) on January 15th, 2008. Either or both payments are waved in case Geospatial has a majority ownership in Company the moment the payment becomes due.

3.4.	Nothing in this Agreement shall cause Company to be found in breach on account of Products Transferred within the Territory prior to the date hereof; provided, however, that: (a) the Company shall not appoint Distributors other than Geospatial in the Territory for the Company Products, and the Company shall not allow Distributors, nor Geospatial to distribute outside their respective territories for the respective Company Products, and the Company shall transmit to Geospatial any orders or inquiries that it may receive with respect to orders within the Territory for the Company Products, and in case of future distribution of Company Products within the Territory by third parties other than End Users, both Parties will agree on a course of action to restrict or limit such distribution; (b) Company has accurately and comprehensively disclosed all contracts or pending Transfers as required in Section 3.3 hereof; and (c) the Company terminates its existing Canadian distributorship agreement within 10 days of the date hereof, and terminates any other agreements or contracts disclosed pursuant to Section 3.3 hereof as soon as is reasonably practicable and permitted under those agreements or contracts without penalty to Company.

3.5.	Company sets forth in Schedule 3.3 hereof all agreements and pending agreements (those in the course of negotiation, not yet concluded and which Company either is obligated or otherwise intends to conclude notwithstanding this Agreement) that relate to the Transfer of Products within the Territory, and indicates whether and to what extent Company possesses the right under each agreement to prevent the further use or Transfer of Products within the Territory.

4.	Distributorship Duties

4.1.	Promotion. Marketing and Sales. Geospatial will engage in advertising, sales promotion activities and sales in the Territory, in which the Products will be designated by their correct Company name and identified as the Products of the Company being marketed by Geospatial as an independent distributor for the Company; and Geospatial will maintain a qualified sales and distribution organisation which will call on such customers and potential customers in the Territory as may reasonably be likely to purchase the Products. Geospatial shall comply with the Intercompany Sales agreed upon as set forth in Schedule 3.1. hereof.

4.2.	Support and Service. Geospatial will maintain a staff of trained technicians and a stock of spare parts as supplied by the Company and recommended in the appropriate technical service manual to support the installation, repair and maintenance of the Products. Additionally, technical literature adequate to provide technical support and service to Geospatial’s customers must be maintained. Geospatial will use its best efforts to respond to and complete all service calls from owners of the Products in the Territory in a prompt and workmanlike manner.

4.3.	Training. Unless otherwise agreed by the Company, all of Geospatial’s technicians who will be servicing the Products must be trained in classes as required and made available by the Company covering the theory of operation, repair and maintenance of the Products. The total costs other than the course fees for Geospatial’s technicians to attend such classes shall be borne by Geospatial.

4.4.	Places of Business. Geospatial will establish, staff, equip and maintain such place or places of business in such location or locations in the Territory as it reasonably deems necessary to provide satisfactory customer service and support and marketing coverage in the Territory.

4.5.	General Conduct. Geospatial shall at all times conduct its business in such a manner as will reflect favorably on the Company and the Products and will not engage in any deceptive, misleading, illegal or unethical business practice.

4.6.	Reports. Geospatial will prepare and deliver to the Company each month a report containing rolling 12 month forecasts, unit and value sales, and inventory levels as defined in Schedule 5.

4.7.	Compliance with Labeling and Regulations. Geospatial agrees to store and handle all Products according to their labeling. In distributing and selling the Products, and making claims for the Products, Geospatial shall comply with all applicable laws and regulations, and shall make only such claims for the Products as are contained in the labeling and other materials supplied by the Company.

4.8.	Returns. If any Products are returned to Geospatial by its customers, Geospatial shall promptly inform the Company and hold such Products separate from its inventory until the disposition of such Products is agreed by the Company and Geospatial. Geospatial shall in no event return such Products to its customers nor repackage, relabel or resell them in any manner whatsoever. The Company shall cooperate promptly with Geospatial to ensure that such Products are disposed of or otherwise dealt with in accordance with all applicable laws and regulations. Returns will not be reimbursed except for defective products when accompanied by the appropriate complaint form in accordance with Section 10, below.

5.	Orders and Shipments

5.1.	Orders. Geospatial shall e-mail and fax all orders to the Company or its designated liaison at e-mail sales@reduct.net and fax number +32 35 41 77 31 or such other e-mail address(es) and fax number(s) as the Company may designate hereafter by written notice to Geospatial.

5.2.	Delivery Schedule for Company Products. As soon as practicable after receipt of a written order, the Company will notify Geospatial in writing whether Geospatial’s order for Products is accepted or rejected and, if accepted, of the date or dates on which delivery is expected be made. The Company will use its best efforts to fill all orders placed by Geospatial on the delivery dates specified. However, the Company shall not be responsible for any loss or liability suffered by Geospatial as a result of delay in delivery of any order.

5.3.	Shipment. Delivery will be EXW (Incoterms) Company. All deliveries hereunder will be made in the Company’s standard shipping packages. Geospatial is responsible for all customs, duties and all other formalities defined by EXW (Incoterms) from the Company’s bonded warehouse to the desired destination.

5.4.

Acceptance. Geospatial shall inspect all goods promptly upon receipt thereof and may reject any goods which fail in any significant respect to meet the Company’s acceptance specifications prevailing on the date of delivery. Goods not rejected by written notification to the Company within fourteen (14) calendar days of receipt shall be deemed to have been accepted. Rejected goods shall be returned freight prepaid to the Company within ten (10) calendar days of rejection. As promptly as possible but not later than thirty (30) calendar days after receipt by the Company of properly rejected goods, the Company shall, at its option and expense, either repair or replace properly rejected goods. The Company will prepay transportation charges back to Geospatial and shall reimburse Geospatial for any costs of transportation incurred by Geospatial in connection with the return to the Company of properly rejected goods.

6.	Prices and Payments; Retention of Title; Cessation of Shipments When Past Due

6.1.	Prices and Payments. The prices to be paid to the Company by Geospatial for the Company Products are initially those set forth in Schedule 6.1. However, the Company shall be entitled to change any and all of such prices at any time or times by giving at least ninety (90) U.S. business days’ advance written notice of the new price(s) to Geospatial. The prices applicable to the Company Products in any shipment shall be those in effect on the date when the order for them was received by the Company in accordance with Paragraph 6 above. All prices are EXW (Incoterms) Company. The Company shall invoice Geospatial for each shipment when the order is made, and Geospatial shall pay the Company 50% of the amount to be invoiced upon order and 50% in advance of shipment via bank transfer. All payment will be made to:

Beneficiary:	Reduct NV
Bank:	KBC Bank
Address:	Trade Mart, Atomiumsquare 120 1080 Brussel, Belgium
Account nr:	735-0030244-65
IBAN:	BE18 7350 0302 4465
BIC:	KREDBEBB

Us Corresponding Bank:	KBC Bank, New York
Account nr:	026008248
BIC:	KREDUS33

6.2.	Retention of Title. Until the Company receives the purchase price fully in cash, the Company retains the legal property in the Products.

6.3.	Late Payment. The Company shall not be obliged to accept or fill any orders from Geospatial during any period when any amount due from Geospatial is past due.

6.4	Taxes. Subject to Section 6.3, Geospatial shall bear all applicable federal, state, municipal and other government taxes (such as sales, use or similar taxes), all customs duties, imposts, and similar charges, and all personal property taxes assessable on the Products after delivery.

7.	Other Parts and Services

7.1.	Spares, Accessories, Supplies and Maintenance Tools. During the term of this Agreement, the Company will sell to Geospatial such spares, accessories, supplies and maintenance tools relating to the Products as Geospatial may order for delivery at prices that are mutually agreed by the Parties. All such orders shall be subject to acceptance and assignment of delivery dates in accordance with Section 5 and 6.

7.2.	Service Instruction. The Company agrees, upon the written request of Geospatial, to have a reasonable amount of training provided by the Company or authorized manufacturers or any other authorized party appointed by the Company to Geospatial to enable Geospatial’s technicians to carry out the service functions, as specified in Section 5.4. Upon request by Geospatial, Company shall provide the aforementioned training at a facility designated by Geospatial, provided that Geospatial reimburse Company for reasonable travel and lodging expenses incurred in connection therewith.

8.	Trademarks, Processes and Intellectual Property

The Company shall, at its own expense (or that of its Affiliates), pay for such trademark and trade name registrations in the Territory as are determined in the sole discretion of the Company to be necessary to allow Geospatial to distribute the Products there. All such trademarks and trade names shall be filed on behalf of and in the name of the Company (or its Affiliates), and shall be owned exclusively by the Company (or its Affiliates), subject only to the grant of License Rights in this Agreement. Geospatial agrees that it will not procure either directly or indirectly the registration of any trademark or trade name used by the Company or its Affiliates anywhere in the world without the written consent of the Company. Geospatial recognises the validity of, and the Company’s and its Affiliates’ rights to use, the trademarks, trade names, labels, cartons, processes, formulations, methods and patents (collectively referred to as “trademarks, processes and intellectual property”) utilised by the Company in connection with the Products, and agrees that Geospatial will not do or cause to be done, directly or indirectly, anything which might adversely affect the trademarks, processes and intellectual property or the ownership of them. Upon the termination of the License Rights pursuant to this Agreement, Geospatial will retain no rights in any REDUCT and REDUCT related trademarks, processes, methods, know-how or other intellectual properties.

9.	Product Registrations and Permits; Transfer

9.1.	The Company shall obtain, in the Company’s name, and at the Company’s own expense and at no cost to Geospatial, any and all new registrations necessary or proper for distribution of the Products in the Territory.

9.2.	Geospatial shall obtain and maintain, in its own name, and at its own expense and at no cost to the Company, any and all other licenses, permits and governmental approvals which may be necessary or proper for the importation and delivery to Geospatial, and resale by Geospatial of the Products in the Territory.

9.3.	Upon the Company’s request after the termination of this Agreement, Geospatial shall promptly transfer to the Company or the latter’s designee all such licenses, permits and governmental approvals standing then in Geospatial’s name which may legally be transferred to the Company or the latter’s designee, and which are necessary or proper for the importation into and resale of the Products in the Territory.

10.	Complaints

Within ten (10) days, or such shorter period as may be required by law, after Geospatial learns of any complaint about any of the Products, involving a real or possible product defect or adverse reaction, Geospatial shall make a full written report concerning the complaint to the Company and shall cooperate fully with the Company and any government agencies concerned in investigating and resolving the complaint. In addition to making such full written report to the Company, Geospatial shall inform the Company of any complaint about any of the Products as soon as is practicable after Geospatial learns of the complaint.

11.	Representations, Warranties and Covenants

11.1.	Each Party represents and warrants that it has full right, power, and authority to enter into this Agreement and to perform its obligations and duties under this Agreement, and that the performance of such obligations and duties does not conflict with or result in a breach of any other agreements of such party or any judgment, order, or decree by which such party is bound.

11.2.	The Company represents, warrants and covenants that:

11.2.1.	The Company will not Transfer, assist any third party to Transfer, or otherwise make available for use in the Territory any Product or Mark to a party other than Geospatial or, through Geospatial or at its direction, to an End-User.

11.2.2.	The Company will include or require inclusion in all sales, license, distribution or similar agreements under which Products are made available to a party other than Geospatial or, through Geospatial or at its direction, an End-User (a) a requirement that such Products not be used, not be permitted for use and not be resold or Transferred for use in the Territory; and (b) a provision stating that any warranty associated with the Products shall become immediately, automatically and entirely void should the provision described in (a) of this paragraph be violated.

11.2.3.	The Company will comply with and otherwise respect the exclusivity rights granted Geospatial as set forth in Section 3 of this Agreement.

11.3.	The covenants set forth in Sections 12.2.1 and 12.2.2 of this Agreement are intended to “run with” the License Rights. Accordingly, if the Company assigns to any third party any of its intellectual rights that relate to the License Rights, the Company covenants that the assignment agreement will include a provision pursuant to which the assignee agrees that its ownership of such intellectual property right is subject to, and it will comply with and honor, the aforementioned covenants.

11.4.	For one (1) year from the date of delivery to Geospatial’s original End-User, but no longer than sixteen (16) months from delivery to Geospatial, the Company warrants the Products to be free from defects in material and workmanship and the Company Products shall further be free from material defects, program errors, and nonconformities and shall otherwise perform in all material respects in the manner specified in the documentation and other written materials provided to Geospatial. In event of breach of the warranty set forth in this paragraph, the Company’s obligation is limited to replacing, on an exchange basis, the defective parts or repairing the Company Products. All replaced parts will become the property of the Company. This warranty will not apply if repair or parts replacement is required because of accident, neglect, misuse, transportation or cause other than ordinary use. This warranty does not apply to any articles which have been repaired or altered except by the Company, except that the warranty shall not be affected by (a) any repair or alteration of a Product by a technician or other personnel employed or retained by Geospatial and trained as required under this Agreement (unless the defect is caused by negligence or intentional misconduct in the course of such repair or alteration) or (b) any modification of the Company Product by or on behalf of Geospatial, if and to the extent that such modification is not the cause of any such defect or failure to perform.

11.5.	THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

12.	Limitation of Liabilities and Damages

12.1.	The Company will not be liable for any damages caused by Geospatial’s failure to fulfill Geospatial’s responsibilities as to proper installation, or the End-User’s failure to fulfill its responsibilities as to proper use, management and supervision of the Product.

12.2.	Neither Party shall be liable under any circumstances for any indirect, special, consequential, punitive or exemplary damages, nor for potential lost income, even though such damages are attributable in whole or in part to a breach of this Agreement.

13.	Reproduction

Geospatial has the right to reproduce, at Geospatial’s expense, the Company’s documentation relating to the Products, with the exception of software, and to use such documentation in connection with sale of the Products. Reproductions of the Company’s trademarks, logos, symbols, etc., shall be the true reproductions and shall be done photographically or its equivalent.

14.	Markings

Geospatial will not remove or make or permit any alterations in any tags, labels or other identifying markings placed by the Company on any of the Products of the Company.

15.	Product Change

The Company reserves the right to make modifications in the Products at any time but shall not be obligated to implement such modifications in Products which have previously been delivered.

16.	Confidential Information

16.1.	Each Party acknowledges that it (“Recipient”) will receive confidential and proprietary information of the other (“Disclosing Party”) in the course of performing this Agreement (“Confidential Information”). Such Confidential Information is defined as all non-public information which is furnished by the Disclosing Party or its Representatives, regardless of whether specifically identified as proprietary or confidential together with any and all proprietary data, trade secrets, know-how, ideas, principles, concepts, analyses, techniques, methodologies or other documents that may be reasonably regarded as confidential under the circumstances. A Party’s “Representatives” will be deemed to include each Person that is or becomes (i) a subsidiary or other affiliate of such party, or (ii) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such party or any such Party’s subsidiaries or other affiliates. The term “Person” will be broadly interpreted to include any individual and any corporation, partnership, entity, group, tribunal or governmental authority.

16.2.	The Recipient hereby agrees that Confidential Information will be used solely for the purposes of performing the Agreement and shall not use the Confidential Information received from the Disclosing Party for any purpose other than as specified in and contemplated by this Agreement. The recipient shall protect the confidentiality of the Confidential Information using at least the same measures it takes to protect its own confidential information of like kind, and shall restrict and direct to restrict access to Confidential Information to its Representatives, personnel (including to subcontractors, attorneys, agents and advisors) to the extent necessary for performance of their legitimate duties, provided that such Representatives, personnel are bound by confidentiality obligations with respect to that Confidential Information that are at least equivalent to the limitations of this Section.

16.3.

The Confidential Information of the Disclosing Party (together with any Confidential Information developed by the Recipient based upon the Confidential Information of the Disclosing Party both during the course of negotiations for a potential transaction, Agreement and during the Agreement itself) shall remain the property of the Disclosing Party. Specifically, nothing in this Agreement shall be construed as granting or conferring (either directly or indirectly) to the Recipient any right, title or license of use (except to the extent provided for in the Software License Agreement in Schedule 4) in respect of any Confidential Information. The Recipient shall not be liable for disclosure of any such Confidential

Information if such Confidential Information: (i) is now or hereafter comes into the public domain through no breach of this Agreement and through no fault of the Recipient; or (ii) was known to the Recipient prior to the effective date of this Agreement, and the Recipient can prove this from its written records, or (iii) was received from a third party legally entitled to disclose such Confidential Information, or (iv) was disclosed by the Recipient with prior written approval of the Disclosing Party, or (v) is required to be disclosed by the Recipient by applicable law, legal process or any regulatory authority or stock exchange having jurisdiction to be disclosed, but then only to the extent that such law, legal process, regulatory authority or stock exchange would require disclosure notwithstanding an obligation of confidentiality hereunder. In the case of (v) above, the Party being requested to disclose Confidential Information shall, to the extent permitted by law, promptly notify the other Party of such request. The Recipient shall make reasonable efforts to obtain a protective order or other reliable assurance that any Confidential Information required to be disclosed is treated confidentially. Confidential Information shall be destroyed, with certification of such destruction provided upon the other Party’s request, or, upon request, returned, in either case upon the termination or expiration of this Agreement.

16.4	Subject to Section 16.1, 16.2 and 16.3 above, the terms (although not the existence) of this Agreement and any attachments and schedules hereof shall be considered Confidential Information. The Parties agree and understand that summary or full descriptions or disclosure of this Services Agreement may be required under applicable securities laws or otherwise, for purposes of review by potential investors or otherwise, and agree to permit such disclosures.

17.	Termination and Effect; Waiver of Compensation

17.1.	Each Party shall have the right to terminate this Agreement at any time by written notice to the other, in the event of:

17.1.1.	the failure by the other to cure its breach of any provision of this Agreement within sixty (60) calendar days after its receipt of written notice of such breach from the terminating Party, (hereinafter the “Cure”), except that in case Geospatial does not meet the agreed Intercompany Sales schedule, loss of exclusivity can be immediate; or

17.1.2.	the other’s making any general assignment of assets for the benefit of creditors, or the like; or of the commencement of any proceedings to have the other liquidated or declared insolvent or bankrupt, or the like. In the event the Company is subject to any general assignment of assets for the benefit of creditors, or the like, the Company will have the right to assign the Agreement to an Affiliate; or

17.1.3.	payments are received past their due date for a fourth time or more and Geospatial fails to cure within 7 days of receipt of notice. In this case the Company can decide to terminate the Agreement or the exclusivity.

17.2.	The expiration or termination of this Agreement for any reason shall not affect the respective obligations of the Parties which have become fixed by the effective date of expiration or termination, including but not limited to Geospatial’s obligation to accept delivery of and pay for all Products ordered by it prior to the effective date of expiration or termination.

17.3.	Subject to Section 20 below, upon any termination or expiration of this Agreement and of the License Rights and Distribution Rights conferred hereunder, Geospatial shall promptly return to the Company all marketing and selling materials, all manuals, all technical data and all other documents and copies thereof previously supplied by the Company. In addition, upon any such termination or expiration, Geospatial shall cease using the Company’s name, trademarks or trade names.

18.	Bankruptcy

18.1.	In the event that the Company files a petition under relevant bankruptcy law or that an involuntary petition (or its equivalent under relevant law) shall be filed against the Company, the Parties intend that Geospatial shall be protected in the continued enjoyment of its rights as a licensee hereunder to the maximum feasible extent under applicable law.

18.2.	In the event Geospatial files a petition under the bankruptcy laws of the United States or the bankruptcy laws of their equivalent in any other nation, or that an involuntary petition (or, in case of other nation’s laws, its equivalent) shall be filed against Geospatial, then Geospatial agrees hereby that, in the interest of enabling the Company to identify the users of the Reduction data transfer software, X-Traction data processing software and in the interest of enabling the Company to assess Company Products warranty provisions still in effect, Geospatial shall transfer to the Company a list identifying each customer, End User by name, address and designation of each type of practice of business during the whole of sixteen (16) months preceding such filing of petition or involuntary petition and the Parties intent hereby that this Agreement, as to the rights set out herein and any Company duties already performed, is not an executory contract and that the Company has fully performed its obligations under the Agreement.

19.	Notices

Any notice to be given under this Agreement by one Party to the other shall be in writing, and shall be deemed to have been sufficiently given for all purposes if: (1) faxed to the Party to be noticed at the fax number shown for it below (or to such other fax number as the Party to be notified may hereafter have designated by prior written notice to the party giving notice); or (2) sent to the addressee and address shown for it below (or to such other addressee and address as the party to be notified may hereafter have designated by prior written notice to the party giving notice) by and method of mail, or overnight courier, requiring a return receipt:

If to the Company	If to Geospatial
Otto Ballintijn	Mark A. Smith
Reduct N.V.	Geospatial Mapping Systems Inc.
Satenrozen 1a, box 2	229 Howes Run Road
2550 Kontich, Belgium	Sarver, PA 16055, USA
Fax: +32 (0)3 451 7731	Fax: +1 724-353-3049

with a copy to:

Robert L. Vitale, Esq.
Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, NY 10022, USA
Fax: +1 212-230-7786

20.	Force Majeure

Except for the obligation to pay money when due, each Party shall be excused from its obligations under this Agreement while prevented from performing them by any cause beyond its reasonable control, including, without limiting the generality of this provision, fire, storm, earthquakes, cyclone, war, enemy action, embargo, strike, lock-out, labour-trouble, transportation difficulties, inability to obtain fuel, power, supplies, raw materials, accidents, explosion, riot, insurrection or expropriation of the plants by governmental authority, or for failure to make delivery if the same is prevented of delayed by governmental authority or as a result of requisitioning for allocation to others by any governmental authority (in each case, a “Force Majeure Event”). Notwithstanding the foregoing, Geospatial shall not be obligated to pay money for services or Products not provided by Company, even if due to a Force Majeure Event.

21.	Waiver

The failure of either Party to insist upon strict performance of any provision of this Agreement or to exercise any right under it shall not constitute a waiver of that provision or right in any other instance.

22.	Severability

If any of the provisions of this Agreement is adjudicated by an arbitrator or court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality and enforceability of its remaining provisions shall not in any way be affected or impaired, and the provision shall be applied (and Company and Geospatial shall promptly meet to negotiate in good faith and agree to amend such provision) in a manner which carries out the Parties’ original intent insofar as is practicable and in accordance with applicable law.

23.	Assignment

The Distributor shall not have the right to sell, assign, transfer or encumber this Agreement, or any of its rights or obligations hereunder, without first obtaining the other Party’s consent in writing. Notwithstanding the foregoing, each Party shall have the right to assign any and all of its rights under this Agreement, and to delegate any and all of its obligations under it, to Affiliates.

24.	Governing Law; Arbitration

24.1.	This Agreement shall be governed and construed in all respects in accordance with Belgian law, without reference to its rules regarding choice or conflict of laws. The parties expressly waive any right to any forum to which they may otherwise be entitled.

24.2.	The parties agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

24.3.	Any dispute arising under this Agreement (including a dispute regarding the arbitrabiliry of such dispute) shall be submitted to binding arbitration before the International Court of Arbitration of the International Chamber of Commerce, in accordance with the International Chamber of Commerce Arbitration Rules and the following provisions (and, if there is a conflict on any particular point between the following provisions and the International Chamber of Commerce Arbitration Rules, then the following provisions shall prevail on that point):

24.3.1.	The arbitration shall be conducted entirely in Belgium and in the English language; and

24.3.2.	Each party to the arbitration shall be entitled to be represented by legal counsel of its own choosing; and

24.3.3.	The arbitrator shall be empowered to interpret and apply this Agreement as written, but shall have no authority to add to it, delete from it or modify it in any way, whether retroactively or prospectively; and

24.3.4.	The arbitrator shall have authority to award only such monetary remedies as are consistent with Section 12 hereof; and

24.3.5.	The arbitrator may award injunctive relief, as appropriate, whether of interim or final nature, and

24.3.6.	Each Party to the arbitration shall pay its own attorneys’ fees and costs, and shall pay the fees and costs of the arbitrator(s), and those of the International Chamber of Commerce in equal portions.

24.4.	The Parties recognise and agree that breach of certain provisions of this Agreement, including but not necessarily limited to Section 17 hereof, would cause irreparable harm to the non-breaching Party. Nothing in this Section shall be construed to prohibit or restrict a Party from seeking injunctive relief from a court to restrain any such breach or threatened breach, but only so long as necessary until an arbitrator can be empanelled and adjudicate the need for such relief. The Parties agree that jurisdiction to grant the relief contemplated by this paragraph shall rest exclusively in the courts located in Antwerp, Belgium.

25.	Entire Agreement

This Agreement and its attachments and schedules, including the Standard Software License attached hereto, set forth the entire agreement of the Parties as to its subject matter, and supersedes all prior and contemporaneous representations, understandings and agreements, whether oral or written, with respect thereto. This Agreement may be modified only by a writing signed by both Parties, and may not in any event be modified by any purchase order, acknowledgement, standard terms of sale, invoice or the like; except that this Agreement shall be supplemented by statements on purchase orders (consistent with all other provisions of this Agreement) of quantities of products to be shipped.

28.	Counterparts.

This Agreement is executed in two counterparts, each Party recognizing having received one copy.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

GEOSPATIAL MAPPING SYSTEMS, INC.

By:	Mark A. Smith
Title:	Chairman/CEO

REDUCT NV

By:	Otto Ballintijn
Title:	Director

Schedule 1

Product description

Company Product	DR-3.1 Pipeline Mapping System
	Component Code	Brief Component Description
	OMU-31	Orientation Measurement Unit with integrated wheel set
	Reduction 3.1	Stand-alone Single-User OMU Communication Software
	X-Traction 3.1	Stand-alone Single-User Data Processing Software
	OBC3X	OMU Battery Charger
	CU3X	Control Unit
	FCU3X	Field Control Unit
	LPC3X	Pre-installed Laptop PC
	LPC3X-R	Ruggidized laptop PC
	FC31	Custom Flight Case

Company Product	DR-HDD-4.1 Pipeline Mapping System
	Component Code	Brief Component Description

	OMU-84441	Orientation Measurement Unit
	Reduction 4.1	Stand-alone Single-User OMU Communication Software
	X-Traction 4.1	Stand-alone Single-User Data Processing Software
	OBC3X	OMU Battery Charger
	CU3X	Control Unit
	FCU3X	Field Control Unit
	LPC3X	Pre-installed Laptop PC
	LPC3X-R	Ruggidized laptop PC (upgrade price)
	FC31	Custom Flight Case
	SA50S17	Single Wheel Spacer Units (one with odometer)
	SA50S35	Single Wheel Spacer Units (one with odometer)
	SA90S35	Single Wheel Spacer Units (one with odometer)
	SA90S70	Single Wheel Spacer Units (one with odometer)
	SA140S80	Single Wheel Spacer Units (one with odometer)
	SA140S150	Single Wheel Spacer Units (one with odometer)
	SA185S190	Single Wheel Spacer Units (one with odometer)
	DA50S17	Double Wheel Spacer Units (one with odometer)
	DA50S35	Double Wheel Spacer Units (one with odometer)
	DA90S35	Double Wheel Spacer Units (one with odometer)
	DA90S70	Double Wheel Spacer Units (one with odometer)
	DA140S80	Double Wheel Spacer Units (one with odometer)
	DA140S150	Double Wheel Spacer Units (one with odometer)
	DA185S190	Double Wheel Spacer Units (one with odometer)
	28XS	Wheel set (including 2 odometer wheels)
	50XS	Wheel set (including 2 odometer wheels)
	35L	Wheel set (including 2 odometer wheels)
	50L	Wheel set (including 2 odometer wheels)
	80L	Wheel set (including 2 odometer wheels)
	100L	Wheel set (including 2 odometer wheels)
	140L	Wheel set (including 2 odometer wheels)

Schedule 1.7

MARKS

Mark	Territory	Status
Reduct	North America. South America, Australia	Registration Pending
Reduct Pipeline Mapping Systems	North America. South America, Australia	Registration Pending
Reduct Digital Duct Detection	North America. South America, Australia	Registration Pending
DuctRunner	North America. South America, Australia	Registration Pending

Schedule 3.1

Period	Intercompany Sales (IS)	Exclusivity fee against IS performance
		70%-80%	80%-90%	90%-110%	110%-120%	120%
2006	€ 550,000	€150,000	€125,000	€100,000	€75,000	€50,000
2007	€1,700,000	€255,000	€150,000	€100,000	€75,000	€50,000
2008	€3,000,000	€450.000	€300,000	€100,000	€50,000	€0
2009	€5,500,000	€825,000	€550,000	€100,000	€50,000	€0
2010	€7,750,000	€1,162,500	€775,000	€100,000	€50,000	€0
2011 +	15% annual growth (incl. Inflation)	€1,162,500	€775,000	€100,000	€0	€0

Schedule 3.3

[LIST ALL CONTRACTS THAT ALLOW SALE/USE OF PRODUCTS IN

TERRITORY, AS PER 3.3]

NONE

Schedule 4

Standard Software License

IMPORTANT NOTICE

READ THE TERMS AND CONDITIONS OF YOUR LICENSE AGREEMENT CAREFULLY BEFORE OPENING THE MEDIA PACKAGE. THE LICENSE AGREEMENT TOGETHER WITH ANY APPLICABLE ADDENDUM REPRESENTS THE ENTIRE AGREEMENT BETWEEN YOU (THE “LICENSEE”) AND THE LICENSOR. (“REDUCT”) CONCERNING THE PROGRAM(S) AND DOCUMENTATION DELIVERED HEREUNDER. BY OPENING THE MEDIA PACKAGE, YOU ACCEPT THE TERMS OF THIS AGREEMENT. IF YOU ARE NOT WILLING TO DO SO, RETURN THE UNOPENED PACKAGE IMMEDIATELY FOR A FULL REFUND.

1.	DEFINITIONS.

1.1.	“Reduct”, for purposes of this Agreement, means the corporate entity of the Reduct Group designated by Reduct NV, Satenrozen 1 a- B2; B-2550, Kontich, Belgium, or any other affiliate of the Reduct Group as being the legally entitled license holder.

1.2.	“Licensee” means you, whether an individual or an entity, to whom Reduct grants the License, and who is responsible for complying with the contractual obligations of the License, and ensuring that anyone permitted access to the Programs also complies with such obligations.

1.3.	“Affiliate” means a legal entity which is controlled by, or controls, or is under common control with Licensee. Control means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities, or (ii) a fifty percent (50%) or greater interest in the profits and capital of a partnership or other business organization without voting securities.

1.4.	“Documentation” means the user guides, if any, accompanying delivery of a Program, as may be updated from time to time. Documentation may be delivered in printed and/or online forms, and in one or more languages.

1.5.	“Internal Operations” means the use of a Program by employees of Licensee or an Affiliate on behalf of the Licensee.

1.6.	“Licensed User” means a user of the Programs, designated by the Licensee as authorized to use the Programs for Licensee’s Internal Operations, to the extent permitted by the License Option acquired.

1.7.	“License Option” means the specific rights, restrictions, and obligations under which Licensee may install and use a Program pursuant to this Agreement, including those related to the permitted Installation Type(s) as described under Section 4, and including restrictions associated with the License being an “Annual License”, or “Perpetual License” as described under Section 8.

1.8.	“Licensor” means the person who, or entity which, grants a license to Reduct to redistribute that person’s or entity’s intellectual property.

1.9.	“Program” means the computer software delivered and licensed hereunder, including Documentation, enhancements and error corrections. Each product from Reduct is a separate Program.

1.10.	“Third Party” means any person or legal entity that is not Reduct, the Licensee, or an Affiliate.

2.	LICENSE GRANT.

2.1.	Reduct hereby grants to Licensee, subject to the terms of this Agreement, a nonexclusive license (the “License”) to install and use the Programs solely on computer systems controlled by Licensee, in accordance with the License Option acquired and associated permitted Installation Type provisions contained herein, and solely for Internal Operations.

3.	LICENSE RESTRICTIONS.

The License is subject to the express restrictions set forth below. Licensee shall not, and shall not permit any Third Party to:

3.1.	modify, or create any derivative work of, any part of the licensed Programs, except as expressly permitted herein;

3.2.	adapt, translate, copy, or convert all or any part of a Program in order to create software, a principal purpose of which is to perform the same or similar functions as Programs licensed by Reduct or to replace any component of the Programs;

3.3.	rent, lease, or loan the Programs; use the Programs for supporting Third Parties’ use of the Programs, time share the Programs, or provide service bureau use;

3.4.	disassemble, decompile, reverse engineer the Programs or otherwise attempt to gain access to its method of operation or source code (other than files provided for convenience in source code form by Reduct);

3.5.	sell, license, sublicense, publish, display, distribute, disseminate, assign, or otherwise transfer (whether by sale, exchange, lease, gift, or otherwise) to a Third Party the Programs, any copy or portion thereof, or any License or other rights thereto, in whole or in part, without Reduct’s prior written consent, except as expressly permitted herein;

3.6.	alter, remove, or obscure any copyright, trade secret, patent, trademark, logo, proprietary and/or other legal notices on or in copies of the Programs;

3.7.	use Reduct’s name, trade names, logos, or other trademarks of Reduct or any of its Affiliates or Licensors in any advertising, promotional literature or any other material, whether in written, electronic, or other form, distributed to any Third Party, except in the form provided by Reduct, and then solely for purposes of identifying Reduct’s Programs;

3.8.	provide access (directly or indirectly) to the Programs via the Web or Internet Application, or any file-sharing method or system, without acquiring an express license from Reduct to do so;

3.9.	copy, make available for copy, or otherwise reproduce the Programs, in whole or in part, except either (a) as may be required for their installation into computer memory for the purpose of executing the Program in accordance with the License Option and associated permitted Installation Type(s), (b) as expressly permitted herein;

3.10.	access or use Programs that Licensee is not currently licensed to access or to use;

3.11.	disclose the personal license password and/or license file to a Third Party or allow them to be used except for installation and use of the Programs as provided herein;

3.12.	republish the Documentation; and/or

3.13	create a server, for code generation, compilation, or other Programs.

4.	PERMITTED INSTALLATION TYPE

The License Option permits only the Standalone Named User Installation Type. Program use is restricted to the single, designated Named User. Program(s) may only be installed and operated on one individual, standalone computer, provided the Program(s) are only accessible to, and operated by, the Named User(s) for that License. Network installation is prohibited. The locations of the standalone computers used by the Named User to run the Program(s) are not limited; the computers may be located at work or on a laptop. Licensee may only designate one Licensed User access to or use of the Programs under each Named User License. Licensee may replace the Named User for a Program, whether temporarily or not, no more than four (4) times per year.

5.	NONCOMPETITION

Licensee agrees not to use the Programs, derivative forms, generated forms, or Program Components to distribute its own or a third Party’s application, a principal purpose of which, as reasonably determined by Reduct, is to perform the same or similar functions as Programs licensed by Reduct or which replaces any component of the Programs. Licensee shall not otherwise use the Programs to compete with the products or businesses of Reduct, including by distributing libraries, or any form of an entire Program or a substantial portion of a Program.

6.	RETENTION OF RIGHT, TITLE AND INTEREST BY REDUCT AND ITS LICENSORS.

The Programs shall at all times remain the property of Reduct and/or Reduct’s

Licensors and Licensee shall have no right, title, or interest therein, except as expressly set forth in this Agreement. Licensee shall take appropriate action by instruction, agreement, or otherwise with any persons permitted access to the Programs, so as to enable Licensee to satisfy its obligations under the terms of this Agreement.

7.	LICENSES FOR THIRD PARTY SOFTWARE.

Reduct has been granted licenses to distribute certain Third Party software. As a condition of those licenses, Reduct is required to distribute the software to Licensee subject to specific terms and conditions, which may be different from or additional to those contained herein for Reduct’s Programs. Licensee understands and agrees that acceptance of this Agreement also confirms Licensee’s acceptance of the applicable provisions for use, including the restrictions on use, of such Third Party software. Licensee may contact Reduct to obtain the current applicable provisions. Licensee’s breach of the applicable provisions of any Third Party’s license terms shall also be considered a material breach of this Agreement.

8.	LICENSE DURATION ( “TERM”).

This Agreement shall continue until the earlier of (a) termination by Reduct or Licensee as provided below, or (b) such time as there are no Programs being licensed to Licensee hereunder.

8.1.	For Annual Licenses: Licensee understands and agrees that each Annual License will expire automatically/ immediately after its corresponding one (1) year period, unless Licensee renews its License by remitting the then current annual License fee. Licensee understands that the Programs will stop operating unless Licensee pays the License fee and is provided new annual passcodes.

8.2.	For Term Licenses: Licensee understands and agrees that each Term License will expire automatically immediately after the corresponding period of the term licensed, unless Licensee renews its License by remitting the then current term License Fee. Licensee understands that the Programs will stop operating unless Licensee pays the license fee and is provided new term passcodes.

8.3.	For Perpetual Licenses: Licensee shall have the right to use the Programs indefinitely, subject to the termination provisions in this Agreement.

9.	TERMINATION.

Reduct may terminate this Agreement and all Licenses granted hereunder by written notice to Licensee if Licensee breaches any material term of this License, including failure to pay any License fees due, and Licensee has not cured such breach within sixty (60) days of written notification. Reduct may immediately terminate upon notice this Agreement and all Licenses granted hereunder should Licensee breach the terms and conditions of Sections 2, 3, and/or 8. Licensee may terminate this License at any time, for any reason. Licensee shall not be entitled to any refund if this License is terminated, except for License fees paid for any Programs for which the Acceptance Period has not expired at the time of termination. Upon termination, Licensee shall promptly return all copies of the Programs in Licensee’s possession or control, or promptly provide written certification of their destruction.

10.	EXPORT CONTROL.

The Programs may be subject to U.S. export control laws or other (U.S. and non-U.S.) governmental export and import laws and regulations. Notwithstanding any other term of this Agreement or Third Party agreement, Licensee’s rights under this Agreement may not be exercised by Licensee or any Third Party in violation of such laws and regulations, nor may this Agreement be transferred to any party where doing so would result in such a violation. The terms of any limitation on the use, transfer, export or re-export of the Programs imposed by Reduct in any Destination Control Statement or other document for the purpose of export control shall prevail over any term in this Agreement. It shall be Licensee’s responsibility to comply with the latest United States or other governmental export and import regulations.

11.	TAXES, DUTIES, CUSTOMS.

Absent appropriate exemption certificates or other conclusive proof of tax exempt status, Licensee shall pay all applicable sales, use, excise, value-added, and other taxes, duties, levies, assessments, and governmental charges payable in connection with this Agreement or the Licenses granted hereunder.

12.	ASSIGNMENT.

Licensee may not assign or otherwise transfer this Agreement and its rights and obligations hereunder, in whole or in part, by operation of law or otherwise, without the written consent of Reduct. In the case of any permitted assignment or transfer of or under this Agreement, this Agreement or the relevant provisions shall be binding upon, and inure to the benefit of, the successors, executors, heirs, representatives, administrators and assigns of the parties hereto. Reduct may charge Licensee a fee for any permitted assignment.

13.	LIMITATION OF LIABILITY.

The Programs should not be relied on as the sole basis to solve a problem or implement a design whose incorrect solution or implementation could result in injury to person or property. If a Program is employed in such a manner, it is at the Licensee’s own risk and Reduct and its Licensors explicitly disclaim all liability for such misuse to the extent allowed by law. Reduct and Reduct Licensors’ liability for death or personal injury resulting from negligence or for any other matter in relation to which liability by law cannot be excluded or limited shall not be excluded or limited. Except as aforesaid, (a) any other liability of Reduct and its Licensors (whether in relation to breach of contract, negligence or otherwise) shall not in total exceed the amount paid to Reduct under this Agreement, for the Program with respect to which the liability in question arises; and (b) Reduct and its Licensors shall have no liability for any indirect or consequential loss (whether foreseeable or otherwise and including loss of profits, loss of business, loss of opportunity, and loss of use of any computer hardware or software). Some states do not allow the exclusion or limitation of incidental or consequential damages, so the above exclusion or limitation may not apply to Licensee.

14.	LIMITED WARRANTY/LIMITATION OF REMEDIES.

Reduct warrants that Reduct, on its own behalf or through its Licensors, has the right to grant the License rights hereunder. Reduct warrants that the physical media provided shall be free from defects in material and workmanship for a period of ninety (90) days from delivery, or it will be replaced by Reduct at no cost to Licensee. Reduct further warrants, for a period of one (1) year from delivery or for the term of the License, whichever is less, that each copy of each Program will conform in all material respects to the description of such Program’s operation in the Documentation. In the event that a Program does not operate as warranted, Licensee’s exclusive remedy and Reduct’s sole liability under this warranty shall be the correction or workaround by Reduct of major defects within a reasonable time. Should such correction or workaround be impractical, Reduct may, at its option, terminate the relevant License and refund the initial License fee paid to Reduct for such Program.

15.	DISCLAIMER OF WARRANTIES.

Except for warranties expressly set forth in Section 13 and 14 of this Agreement (or as implied by law where the law provides that the particular terms implied cannot be excluded by contract), any and all Programs and Documentation are delivered “as is” and Reduct makes and the Licensee receives no additional express or implied warranties. Reduct and its Licensors hereby expressly disclaim any and all other conditions, warranties, or other terms of any kind or nature concerning the Programs and Documentation (including, without limitation, any with regard to infringement, merchantability, quality, accuracy, or fitness for a particular purpose or Licensee’s purpose). Reduct also expressly disclaims any warranties that may be implied from usage of trade, course of dealing, or course of performance. Except for the express warranties stated in Section 13 and 14 of this Agreement, the Programs and Documentation are provided with all faults, and the entire risk of satisfactory quality, performance, accuracy, and effort is with Licensee. Reduct does not warrant that the Programs and Documentation will operate without interruption or be error free. Some states and countries do not allow limitations on how long an implied warranty lasts, so the above limitation may not apply to Licensee. The warranty in Section 12 gives Licensee specific legal rights and Licensee may also have other rights which vary from state to state and country to country. Licensee accepts responsibility for its use of the Programs and the results obtained therefrom.

16.	GOVERNING LAW; JURISDICTION.

This Agreement shall be interpreted, enforced and construed and the rights of the parties hereunder governed in all respects by the laws of Belgium, without regard to its conflicts of law provisions, and both parties consent to the jurisdiction of the courts located in Belgium and consent to the service of process, pleadings and notices in connection with any and all actions initiated in such courts. The parties agree that a final judgment in any such action or proceeding shall be conclusive and binding and may be enforced in any other jurisdiction. To the extent any governing law, treaty, or regulation is in conflict with this Agreement, the conflicting terms of this Agreement shall be superseded only to the extent necessary by such law, treaty, or regulation. If any provision of this Agreement shall be otherwise unlawful, void, or otherwise unenforceable, that provision shall be enforced to the maximum extent permissible. In either case, the remainder of this Agreement shall not be affected. The parties agree that the U.N. Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. The parties further agree that the Uniform Computer Information Transactions Act, or any version thereof, adopted by any state, in any form (“UCITA”), shall not apply to this Agreement. To the extent that UCITA is applicable, the parties agree to opt out of the applicability of UCITA pursuant to the Opt-Out provision(s) contained therein.

17.	COMPLIANCE AND AUDIT RIGHTS.

Licensee agrees to notify Reduct promptly upon discovery of any failure to comply with one or more Licenses granted under this Agreement, or any failure to comply with any other material term of this Agreement. To confirm Licensee’s compliance with the terms and conditions of this Agreement, Licensee agrees to allow Reduct to audit Licensee’s use of the Programs, and to provide Reduct access to Licensee’s facilities and computer systems, and cooperation from Licensee’s employees and consultants, as reasonably requested by Reduct in order to perform such audit, all during normal business hours, and after reasonable prior notice from Reduct. If an audit discloses that Licensee has failed to comply with one or more Licenses, and such failure to comply could have in part or in whole been avoided by Licensee having paid additional License fees to expand the scope of the License or Licenses, then Licensee shall promptly pay Reduct such Licensing fees (at Reduct’s then current rates) and, in addition to paying the unpaid License fees, also reimburse Reduct the full cost of such audit.

18.	ENTIRE AGREEMENT.

This Agreement, and any applicable Addendum thereto including any documents referenced therein are incorporated herein by reference, and contain the entire understanding of the parties and may not be modified or amended except by written instrument, executed by authorized representatives of Reduct and Licensee. In the event of any conflict between this Agreement and any purchase order executed by Licensee (whether executed before or after this Agreement), this Agreement shall prevail.

Schedule 5

Periodic Report: Rolling Forecast

GeoSpatial Mapping Systems, Inc – Lead/Sales Management Program	August 1, 2006

No.	Proposal/No.	Name	City	State	Regional Mgr.	Quote Value/No. Units	% Probability	Wt. Value $	Product	Est. Date of Sale

Schedule 6.1

Pricing

See Official Pricing Guide DR-HDD-4.1 issued 1-1-2006 and DR-3.1 Pipeline Mapping System Official Price List issued 07-31-06 attached hereto by reference.